Exhibit 99.2

PRIVILEGED AND CONFIDENTIAL

June 30, 2025

Special Committee of the Board of Directors of

Ares Acquisition Corporation II

245 Park Avenue, 44th Floor

New York, NY 10167

Re: Registration Statement on Form S-4 of Ares Acquisition Corporation II and Kodiak Robotics, Inc. (the “Registration Statement”)

Members of the Special Committee:

Reference is made to our opinion letter, dated April 13, 2025 (the “Opinion”), with respect to the fairness, from a financial point of view, to the Purchaser Unaffiliated Shareholders (as defined in the Opinion) of the Base Purchase Price (as defined in the Opinion), which excluded the Earnout Stock (as defined in the Opinion), to be paid by Ares Acquisition Corporation II (“AACT”) in the Merger (as defined in the Opinion) pursuant to the Business Combination Agreement, dated as of April 14, 2025, by and among AACT, AAC II Merger Sub, Inc. and Kodiak Robotics, Inc.

The Opinion is provided for the information and assistance of the Special Committee of the Board of Directors of AACT in connection with its consideration of the transaction contemplated therein. We understand that AACT has determined to include our Opinion in the Registration Statement. In that regard, we hereby consent to the references to our Opinion in the Registration Statement under the captions “QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF AACT,” “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS – Fairness Opinion of Lincoln International LLC,” “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS – The AACT Board’s and the Special Committee’s Reasons for the Approval of the Business Combination,” “RISK FACTORS – Risks Related to the Domestication and the Business Combination – The fairness opinion obtained by the Special Committee from Lincoln will not reflect changes in circumstances subsequent to the date of Business Combination Agreement, or any amendments to the Business Combination Agreement, and was based on estimates and assumptions at the date of such opinion,” “THE BUSINESS COMBINATION PROPOSAL – Background of the Business Combination,” “THE BUSINESS COMBINATION PROPOSAL – The AACT Board’s and the Special Committee’s Reasons for the Approval of the Business Combination,” “THE BUSINESS COMBINATION PROPOSAL – Fairness Opinion of Lincoln International LLC,” “THE BUSINESS COMBINATION PROPOSAL – Kodiak Driver-as-a-Service Economics Information,” “THE BUSINESS COMBINATION PROPOSAL – Certain Engagements in Connection with the Business Combination and Related Transactions,” and to the inclusion of the Opinion in the proxy statement/prospectus included in the Registration Statement as Annex L to such proxy statement/prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Lincoln International LLC

Lincoln International LLC